Exhibit 10.1

                            ROYAL CROWN COMPANY, INC.
                             709 WESTCHESTER AVENUE
                             WHITE PLAINS, NY 10604
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                                                   July 23, 1998

Mr. John L. Belsito
169 West 78th Street, Apt. # 2
New York, NY  10024

Dear Jack:

It is with great pleasure that we hereby confirm your employment by Royal Crown Company, Inc. ("Royal Crown") and your appointment as Senior Vice President of the Triarc Beverage Group (the "Company"), which currently consists of Snapple Beverage Corp., Mistic Brands, Inc., Cable Car Beverage Corporation and Royal Crown, each a subsidiary of TRIARC Companies, Inc. ("TRIARC"), and as President of Royal Crown, on the terms and conditions set forth in this letter and in the attached term sheet (the "Term Sheet").

You will report to the Chief Executive Officer of the Company and have responsibility for the Company's carbonated soft-drink business (excluding Cable Car Beverage Corporation). In addition, you will be responsible for company-owned distribution operations, which currently are primarily Snapple distributors.

In the event of termination of your employment within two years of the commencement of your employment by Royal Crown without cause, Royal Crown shall pay to you a sum equal to your monthly base rate of salary in effect as of the effective date of such termination, plus an amount equal to your most recent annual bonus, payable in semi-monthly installments for a period of twelve (12) months after the effective date of such termination. In addition, in the event of termination without cause of your employment during the term of this letter,
(i) you will be entitled, at your election, to continue your coverage under all health and medical insurance policies, pursuant to Section 4980B of the Internal Revenue Code, as amended, or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, maintained by the Company, the cost of such coverage to be allocated between you and Royal Crown in a manner consistent with the allocation of health and medical coverage costs applicable to active Royal Crown employees, and (ii) all outstanding Triarc stock options granted to you (a) which have not vested as of the effective date of such termination shall terminate and become null and void as of the effective date of such termination, and (b) which have vested prior to or as of the termination date, must be exercised within the earlier of (i) 90 days or (ii) the date on which such option expires, or be forfeited.

For purposes of this agreement "cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of the Company or any of its corporate entities or affiliates; (ii) willful material misrepresentation at any time by you to any superior executive officer of TRIARC or any of their affiliates; (iii) the willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of any superior officer of TRIARC, the Company or its corporate entities, or any of their Board of Directors; (iv) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of the Company or any of its corporate entities, materially injurious or detrimental to the substantial interest of TRIARC or the Company or any of its corporate entities; (v) indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of TRIARC or the Company (or any of its corporate entities) furnished to you which, if not complied with, could reasonably be expected to have a material adverse effect on the business of TRIARC or the Company or any of their affiliates; or (vii) any willful failure to comply with TRIARC's or any of its affiliates' policies regarding insider trading.

Subject to the limitations contained in this paragraph and your compliance with the terms of this agreement, Royal Crown agrees to make you whole for the loss of any of the economic benefits you would otherwise be entitled to under the terms of your October 16, 1997 letter agreement, as amended as of June 30, 1998 (the "1997 Letter Agreement") with Dr. Pepper/Seven-Up, Inc. that result from your entering into an employment relationship with the Company. Royal Crown's obligation in the preceding sentence is subject to the following conditions: (a) the maximum amount payable will be $463,061, subject to adjustment as provided in the immediately following parenthetical (based on (i) your representation that your vested Cadbury Schweppes options have a value of approximately $222,561 based on the difference between the exercise price and current market price of a share of Cadbury Schweppes stock, subject to adjustment to reflect the market price of Cadbury Schweppes common stock as of the exercise of such options which in any event will not be later than one week after the Termination Date (as defined in the 1997 Letter Agreement), (ii) Royal Crown (x) being primarily responsible for one-half of the continuation payments referred to in Paragraph 4 of the 1997 Letter Agreement (which would mean Royal Crown being responsible for up to $120,250), and (y) making you whole for any failure by CBI Holdings, Inc. or its affiliates to pay you the balance of such continuation payments (taking into account clause (a) of this sentence) referred to in Paragraph 4 of the Letter Agreement (which payments are not to exceed $120,250) and you agree to use your best efforts to mitigate any such losses referred to in clause (a) of this Paragraph (it being understood that the payment in clause
(ii) (x) of this sentence shall not be subject to such  obligation to mitigate),
(b) you agree to fully cooperate with counsel chosen by the Company and/or Royal Crown and furnish such assistance as may be requested by the Company and/or Royal Crown and/or such counsel (including becoming a party to any claim, action or proceeding) in prosecuting or defending against any claims relating to the matters covered by this paragraph, (c) you will not settle or compromise any such claim, action or proceeding without the consent of the Company and/or Royal Crown which consent shall not unreasonably be withheld and (d) payments to be made at substantially the same times as they would have been made under the terms of the 1997 Letter Agreement. You have advised the Company of the confidentiality and non-disclosure obligations as to non-public confidential information, business and trade secrets (collectively, "Confidential Informa-tion") contained in the 1997 Letter Agreement and in the letter dated June 30, 1998 from you to Cadbury Schweppes (the "1998 Letter"). You hereby represent to the Company that you have abided by those obligations to date and intend to honor those obligations in the future. You further represent that you have noti-fied Dr. Pepper/Seven-Up, Inc. that you desire to undertake employment with the Company and have abided by all of the obligations and restrictions under the 1997 Letter Agreement and that you intend to honor your obligations under the 1997 Letter Agreement and the 1998 Letter. Please be advised that the Company and Royal Crown will respect such obligations and will not seek or, attempt to cause you to violate such obligations or otherwise cause you to disclose to the Company or Royal Crown any confidential information or business secrets of Cadbury Schweppes. You further agree not to disclose to, or use any such Confidential Information that came into your possession from time to time during your employment by Cadbury Schweppes for the benefit of, the Company or Royal Crown.

You agree to treat such as confidential and not to disclose to anyone other than the Company and/or Royal Crown and its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than the Company, its corporate entities and affiliated companies, any information of a confidential nature relating in any way to the business of the Company or its corporate entities or affiliated companies, or any of their respective direct business customers, unless (i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality.

You agree that in addition to any other remedy provided at law or in equity, (a) the Company and/or Royal Crown shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provisions of the preceding two paragraphs, (b) you will indemnify and hold the Company and/or Royal Crown harmless from and against any and all damages or loss incurred by TRIARC or the Company or any of their affiliates (including reasonable attorneys' fees and expenses) as a result of any willful or reckless violation; and (c) the Company's and/or Royal Crown's remaining obligations this agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or except as may be required by law) as a result of any willful or reckless violation of such provisions.

This agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

This letter agreement contains the entire agreement among the parties with respect to the matters covered herein and supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may only be amended, superseded, canceled, extended or renewed and the terms hereof waived, only by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

As you can appreciate, this offer of employment is conditioned upon the satisfactory completion of background checks and your completion and execution of the Company's and/or Royal Crown's employment application and related materials.

If you agree with the terms outlined above and in the Employment Term Sheet, please date and sign the copy of this letter and return it to me.

We are excited about your joining our team. We look forward to your acceptance.

                                             Sincerely,


                                             MICHAEL WEINSTEIN
                                             Michael Weinstein
                                             Chief Executive Officer

Agreed and Accepted this
24th day of July, 1998


JOHN L. BELSITO
John L. Belsito




                                  JACK BELSITO
               SENIOR VICE PRESIDENT OF THE TRIARC BEVERAGE GROUP
                   AND PRESIDENT OF ROYAL CROWN COMPANY, INC.
                              EMPLOYMENT TERM SHEET
                              ---------------------

     PROVISION                 TERM                          COMMENTS

     Employer            Royal Crown Company, Inc.

Commencement Date        August 1, 1998

Base Salary              $275,000/year, payable in    Subject to increase but
                         semi-monthly increments      not decrease in the sole
                         of $11,458.33                discretion of Royal Crown.

Annual Bonus             50% of annual base salary    Subject to Company and
                         ($100,000 guarantee with     and Royal Crown achieving
                         respect to 1998)             profit objectives.

Company Equity Plans     You will be granted options  Options to be awarded by
                         for 6,375 shares of Triarc   Triarc Compensation Com-
                         Beverage Holdings Corp.      mittee (Performance Com-
                         (TBHC)                       pensation Subcommittee) at
                                                      fair market value at time
                                                      of grant.  Such grant
                                                      represents approximately
                                                      .6% of the total current
                                                      outstanding common shares
                                                      of the Company.  Options
                                                      will have a 10 year term
                                                      and vest pro rata  over
                                                      years two, three and four.

Triarc Companies,        You will be granted options  Options to be awarded by
Inc. Stock Options       for 20,000 shares of         Triarc Compensation Com-
                         Triarc's common stock        mittee (Performance Com-
                                                      pensation Subcommittee) at
                                                      fair market value at time
                                                      of  grant.  Options will
                                                      have a 10 year term and
                                                      vest pro rata over years
                                                      one, two and three.

Car Allowance            Car  allowance  in an        To cover  all automobile
                         amount consistent with       operating and miscellane-
                         that awarded to other        ous expenses, including
                         senior executives of         insurance, fuel, main-
                         the Company (currently       tenance, etc.
                         $900 a month)

Benefits Benefits as are made available to other execu-tives of the Company, in-cluding participation in the Company's health, medical, dental and in-surance programs, commenc-ing on the first day of the month following 60 days of continuous employ-ment service. You will be eligible to enroll in the
                                                      Company's 401(k) plan on
                                                      the first day of the month
                                                      following one year of em-
                                                      ployment service.

Vacation                 Three (3) weeks per year